Exhibit 10.40

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Employment Agreement”) is entered into by and between Neurobo Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “Neurobo”), and Akash Bakshi (the “Executive”).

WHEREAS, the Company desires to enter into this Employment Agreement with the Executive pursuant to which the Company will employ the Executive on the terms set forth in this Employment Agreement, and the Executive is willing to serve the Company upon such terms and conditions of this Employment Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Employment Agreement, the parties hereby agree:

1.Term; Effectiveness. This Employment Agreement shall be effective upon closing of that certain merger agreement (the “Merger Agreement”) between the Company and ANA Therapeutics, Inc., et al. (the “Effective Date”) and the Executive’s at-will employment under this Employment Agreement shall commence on the Effective Date. The Company and the Executive (collectively the “Parties”) acknowledge that Executive’s employment is “at-will,” and thus, the Company can separate Executive’s employment, with or without cause at any time, and Executive can resign his employment with or without advanced notice, in each case, subject to the terms and conditions of this Employment Agreement. The period of time from the Effective Date through the termination of the Executive’s employment hereunder pursuant to its terms is hereafter referred to as the “Employment Term.”
2.Title and Performance. As of the Effective Date, the Executive shall serve as the Chief Operating Officer and Senior Vice President of the Company, reporting to the Company’s Chief Executive Officer and to the Board of Directors (the “Board”) as may be directed by the Board. During the Employment Term, the Executive shall be employed by the Company on a full- time basis and shall perform such duties and responsibilities on behalf of the Company consistent with the Executive’s position as Chief Operating Officer and as may be designated from time to time by the Company’s Board consistent with such position. During the Employment Term, the Executive shall, except as otherwise provided in the remainder of this Section 2, devote his full business time and his reasonable best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the Employment Term, except as may be expressly approved in advance by the Board in writing. Notwithstanding these restrictions, the Company agrees that it shall not be a violation of this paragraph for the Executive to (a) serve on corporate, civic or charitable boards or committees; (b) devote no more than eight (8) hours per week during his employment working on behalf of YourChoice Therapeutics, Inc. (“YourChoice”); (c) deliver lectures, fulfill speaking engagements or teach at educational institutions, and/or (d) manage personal investments, so long as in the case of (a), (b) (c) and (d) above, such activities do not materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Employment Agreement or the interests of the Company; and provided, that in the case of (a) and (c), the Executive must disclose such activities in advance in writing to the Board; and further provided that, work at YourChoice shall not involve development of Niclosamide Product across viral homology (with the exclusion of HIV, HSV-2, and other sexually transmitted infections), including for treating the coronavirus disease, mutations, MERS, HRV-A/B, Ebola, Dengue, Yellow Fever, Zika, West Nile, and influenza (“Company Business”).

3.Compensation. As compensation for all services performed by the Executive under and during the Employment Term and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company pursuant to this Employment Agreement or otherwise:
(a)Base Salary. During the Employment Term, the Company shall pay the Executive a base salary at the rate of $250,000 per annum, [payable in accordance with its normal payroll practices for its executives and subject to increase from time to time by the Company in its sole discretion].1 The Board (which for the purposes of this Section 3 and any other matters related to compensation, may act directly or through the Board’s compensation committee) will review the Executive’s base salary in December of each calendar year beginning in 2022. Such base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”
(b)Annual Bonus Compensation. During the Employment Term, subject to the terms and conditions of this Employment Agreement, for each Company fiscal year (whether full or partial) during the term hereof, starting with the 2021 fiscal year, the Executive shall have the opportunity to earn an annual bonus. Bonus criteria shall be based upon key performance indicator as set forth in Exhibit A (the “KPI”) which shall be revised, with input from the Executive, and provided to Executive in writing each year on or before the start of each fiscal year. The Executive’s target annual bonus for each fiscal year shall be forty percent (40%)] of his Base Salary in effect as of the beginning of such fiscal year (the “Annual Bonus”). Any Annual Bonus earned pursuant to this Section 3(b) in respect of a given fiscal year shall be paid to the Executive in the following fiscal year at such time and in such manner that annual bonuses are paid to other executives of the Company, but in no event later than the March 15th following the subject fiscal year. In addition, the payment of any Annual Bonus earned shall, except as otherwise set forth in this Employment Agreement, be subject to the Executive’s continued employment through the end of the fiscal year to which such bonus relates.

(c)Stock Options. The Executive shall be eligible, at the conclusion of each fiscal year, to receive a grant of an option to purchase the Company’s stock, in an amount consistent with that granted to other similarly situated executive officers, subject to the Company’s customary documentation regarding such grants, in such quantity (as to the number of shares) and subject to Executive’s performance review as measured against the KPI.

(d)Paid Time Off; Paid Sick Time. During the Employment Term, the

Executive shall be entitled to paid time off in accordance with the Company’s paid time off policy as in effect from time to time,]2 to be taken at such times and intervals as the Executive shall determine, subject to the reasonable business needs of the Company. During the Employment Term, the Executive shall be entitled to paid sick time in accordance with the Company’s paid sick time policy as in effect from time to time.

(e)Other Benefits. During the Employment Term, the Executive shall be entitled to participate in the employee benefit plans that the Company makes available to other similarly situated executive officers. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies, and (iii) the discretion of the Company or any administrative or other committee to the extent provided for in or contemplated by such plan. The Company may alter, modify, add to or delete its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

(f)Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder in accordance with the applicable Company policies from time to time.

(g)Directors and Officers Liability Insurance. The Company shall maintain directors and officer liability insurance from a reputable carrier with commercially reasonable limits at all times during the Employment Term, and thereafter through the expiration of all applicable statutes of limitation for the protection of Executive.

4.Termination of At-Will Employment Relationship. The Executive’s employment hereunder may be terminated without any breach of this Employment Agreement under the following circumstances:

(a)Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.

(b)Termination by the Company. The Company may terminate the Executive’s employment in the following circumstances:
(i)Disability. For the purposes of this Agreement, “Disability” means the Executive’s substantial inability, by virtue of physical or mental illness, injury, disability, or other similar incapacity, to perform Executive’s material duties hereunder for a period of 120 days (whether or not consecutive) in any 12-month period; provided that until such termination, the Executive shall continue to receive the Executive’s compensation and benefits hereunder, reduced by benefits payable, if any, under any disability insurance policy or plan. This Section 4(b)(i) shall be interpreted and applied so as to comply with the provisions of the American with Disabilities Act (to the extent that it is applicable) and any applicable state or local laws.

(ii)With Cause. The Company shall have the right to terminate Executive’s employment hereunder immediately for Cause (subject to any cure periods, where appropriate, set forth in this Section 4(b)(ii). For purposes of this Agreement “Cause” shall mean the Executive’s: (1) material failure to observe and comply with any of the Company’s material written policies, including without limitation, its policies prohibiting harassment (sexual or otherwise) and discrimination, and its policies regarding equal employment opportunity and maintenance of an alcohol and drug-free work place, to the satisfaction of the Board; (2) continued failure to substantially perform Executive’s material duties with the Company (other than any such failure resulting from Executive’s incapacity due to Disability) which is not cured within twenty (20) calendar days after receipt by the Executive of written notice of such failure; (3) willful failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board, which is not cured within twenty (20) calendar days after receipt by the Executive of written notice of such failure; (4) commission at any time of any act or omission that results in, or that may reasonably be expected to result in a conviction or plea of no contest, any felony or other crime involving moral turpitude; (5) commission at any time of any material act of fraud, dishonesty, embezzlement, misappropriation, gross neglect or gross misconduct, or breach of fiduciary duty against the Company or any of its parent, subsidiary, or affiliate entities (collectively, “Affiliates”) (or any predecessor thereto or successor thereof) or in the performance of Executive’s duties or responsibilities to the Company; (6) Executive’s exclusion, as a governmental sanction by action of the Office of Inspector General of Health and Human Services, or any equivalent or coordinating governmental agencies relating to the development, marketing, and sale of pharmaceuticals in the United States; or (7) material or willful breach of this Agreement, which, if curable, is not cured within twenty (20) calendar days after receipt by the Executive of written notice of such breach.

(iii)Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Employment Agreement which does not constitute a termination for Cause under Section 4(b)(ii) and does not result from the death of the Executive under Section 4(a) or the Executive’s disability under Section 4(b)(i) shall be deemed a termination without Cause.

(c)Termination by the Executive. The Executive may terminate employment hereunder at any time for any reason, including but not limited to, Good Reason. A termination of employment by the Executive shall be considered to be for “Good Reason”, as defined herein, only if any of the following circumstances occur without Executive’s prior written consent and without being cured by the Company within 20 calendar days after written notice from the Executive is delivered to the Chairperson of the Board (the “Cure Period”). For purposes of this Employment Agreement, “Good Reason” shall mean any of the following events without the Executive’s written consent: (i) a material diminution in the Executive’s Base Salary except for across-the-board salary reductions of not greater than 15% based on the Company’s financial performance similarly affecting all or substantially all executives of the Company; (ii) a material diminution in the Executive’s responsibilities, authorities or duties; (iv) the Company’s material breach of this Employment Agreement; or (v) a change by the Company to the geographic location at which the Executive is principally required to provide services to the Company of more than 50 miles from his work location on the Effective Date. Notwithstanding the foregoing provisions, Good Reason shall exist only if (i) the Company is provided written notice of the specific circumstances alleged to constitute Good Reason within 60 days of the initial existence of the circumstances, and (ii) Executive resigns within 30 days following the end of the Cure Period. Any resignation that does not meet all of the foregoing requirements shall not be deemed for Good Reason.

5.	Matters Related to Termination.

(a)Notice of Termination. Any termination of the Executive’s employment by the Company or Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice that indicates the specific termination provision in this Employment Agreement relied upon, and in the event of a termination by the Company for Cause or by Executive for Good Reason, the Notice of Termination shall set forth with reasonable particularity the facts supporting the terminating party’s determination of the existence of Cause or Good Reason.

(b)Accrued Obligations. Upon the termination of the Executive’s at-will employment relationship with the Company, the Executive shall be entitled to (i) payment of all wages earned through the date of termination (including, but not limited to, any accrued and unused PTO/vacation through the date of termination); (ii) payment for any unpaid expense reimbursements (subject to, and in accordance with, Section 3(f) of this Employment Agreement); and (iii) any vested benefits the Executive may have under any employee benefit plan of the Company through the date of termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans (collectively, the “Accrued Obligations”).

(c)Severance Pay and Benefits Upon Termination by the Company without Cause or by the Executive for Good Reason. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then, in addition to the Accrued Obligations, and subject to the Executive signing a separation agreement and release in a form substantially similar to the form attached hereto as Exhibit C (the “Separation Agreement”) that becomes irrevocable,  all within 60 days after the date of termination:
(i)the Company shall pay the Executive an amount equal to six (6) months of the Executive’s Base Salary (the “Severance Amount”);
(ii)subject to the Executive’s proper election to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company until the earliest of (A) the six (6) month anniversary of the date of termination of Executive’s employment with the Company; (B) the date that the Executive becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the cessation of the Executive’s health continuation rights under COBRA.

The amounts payable under this Section 5(c), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over six months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Employment Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A- 2(b)(2).

6.	Confidential Information.

(a)Acknowledgement. The Executive will occupy a position of trust and confidence with respect to the Company’s business affairs and the business affairs of the Company’s Affiliates, and the Executive will be privy to non-public information generally regarded as confidential and often proprietary with respect to the Company and its Affiliates. As used herein, “Confidential Information” refers to an item of information or compilation of information, in any form (tangible or intangible), related to the Company’s business that Company has not made public or authorized public disclosure of, and that is not generally known to the public through proper means. Confidential Information includes, but is not limited to, non-public information about: unique technical and non-technical information developed or used in connection with the business of the Company; information concerning the concepts and ideas behind the current, future and proposed products and processes of the Company, including, but not limited to, research, design details and specifications, inventions, formulae, diagrams, software, flow charts, unique data, and methods of doing business; marketing, customer, vendor, and financial information related to the Company including, but not limited to, marketing techniques and materials, competitive intelligence, product or service development plans, business forecasts, price lists, profit information, margin information, bank account records, financial statements, ledgers, deposits, receipts, product information, inventory, customer lists, names and addresses of customers, and any information and records concerning customers or other third parties which are unique to the Company; personal health information (PHI) as defined in 45 C.F.R. 160.103 and that is created, received, or maintained by the Company; and trade secrets. Although Confidential Information includes trade secrets, an item of Confidential Information need not qualify as a trade secret to be protected by this Employment Agreement. Company’s confidential exchange of information with a third party for business purposes will not remove it from protection under this Employment Agreement. Confidential Information will not lose its protected status under this Employment Agreement if it becomes generally known to the public or to other persons through improper means such as the unauthorized use or disclosure of the information by the Executive or another person. The term “Confidential Information” shall not include information which: (a) was available to the Executive on a non-confidential basis prior to and apart from his relationship with the Company; or (b) became or becomes available to the Executive on a non-confidential basis from a third party lawfully in possession thereof without any obligation of confidentiality, provided the availability of the information is not based, to any extent or degree, upon the Executive’s relationship with the Company. The Executive agrees that the following obligations are necessary to preserve the confidential and proprietary nature of Confidential Information and to protect the Company and its Affiliates against harmful competition, harmful solicitation of employees, and other actions by the Executive that would result in serious adverse consequences for the Company and its Affiliates.

(b)Non-Disclosure. The Executive shall keep in strictest confidence and trust all Confidential Information, and the Executive shall not directly or indirectly reveal, report, publish, transfer, disclose, use, access, or sell any Confidential Information, either during the Executive employment or thereafter, or assist in any of the aforementioned actions, except as may be necessary in the ordinary course of properly performing the Executive’s duties for the Company. The Executive understands and agrees that the restrictions on use or disclosure of Confidential Information will only apply for two (2) years after the end of the Executive’s employment where information that does not qualify as a trade secret (as defined by applicable law) is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret.

(c)Unfair Competition. The Executive acknowledges that the unauthorized revelation, reporting, publishing, transfer, sale, use, access, or disclosure of Confidential Information is unfair competition. The Executive agrees not to engage at any time in unfair competition with Company.

(d)Inadvertent Disclosure. The Executive shall promptly advise the Company of any knowledge of any unauthorized release or use of Confidential Information and shall take reasonable measures to prevent unauthorized persons or entities from having access to, obtaining, or being furnished with any Confidential Information.

(e)Third-Party Confidential Information. The Company has received and in the future will receive from third parties their confidential or proprietary information, subject to the Company’s duty to maintain the confidentiality of such information and to use it only for certain limited purposes. The Executive owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence, and shall not disclose, use, access, or assist in the access, use or disclosure of any such confidential or proprietary information, except as may be necessary in the ordinary course of properly performing the Executive duties as an employee of Company.

(f)Agreement Limitations. The purpose of this Section 6 is to protect the Company from harm through misappropriation of its trade secrets, proprietary information and materials, and other forms of unfair competition. Nothing in this Employment Agreement prohibits the Executive from reporting an event that the Executive reasonably and in good faith believes is a violation of law to the relevant law enforcement agency, or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the Defend Trade Secrets Act (DTSA). The Executive is hereby notified that under the DTSA, no individual will be held criminally or civilly liable under Federal or State trade secret law for disclosure of a trade secret (as defined in the

Economic Espionage Act) that is: (A) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public. And, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(g)Identification Of Confidential Information. The Parties agree that “Confidential Information” shall include all information that falls within the definition above, whether or not such information is marked using a legend such as “confidential” or “proprietary.” Information that is disclosed orally or visually falling within the scope of the information described above is deemed Confidential Information. Any issue as to the confidentiality expectations of Company regarding particular information shall be submitted to Company for determination.

(h)Confidential Information Of Prior Employers. The Executive agrees not to disclose to Company and not to use in any way in connection with his employment therewith any confidential information or trade secrets of any kind, or any embodiments thereof, that the Executive obtained as a result of employment with any previous employer. The Executive hereby represents that Executive does not possess any documents or things embodying trade secrets or confidential information of any former employer, and acknowledges that this representation is a material term of this Employment Agreement. Specifically, and without limitation, the Executive agrees to use only Executive’s general knowledge, experience, and skill in connection with Executive’s employment with the Company and acknowledges that this is the purpose for which the Executive has been hired by the Company.

(i)Future Employment. If the Executive, during the two (2) years period following the separation of his employment with Company (including any acquirer or successor- in-interest), accepts employment by any other company, firm, or person, the Executive agrees to disclose to the other company, firm, or person the following before commencing new employment:
(a)disclose Executive’s continuing obligations under Section 6 of this Employment Agreement, and (b) disclose Executive’s non-competition and non-solicitation obligations as set forth in the Non-Compete Agreement.

(j)Return of Confidential Information. Upon termination of employment with the Company for any reason whatsoever, the Executive will promptly (and in no event more than five (5) business days after receipt of a written request by Company) return to the Company any and all Confidential Information (in whatever format) and any and all information and materials relating to the Company’s business, products, personnel, suppliers or customers, whether or not such material is deemed to be confidential or proprietary, and without retention of any copies thereof. The Executive will return to the Company any and all property in the Executive possession which belongs to the Company, including the following: all keys and security and credit cards; all equipment, products, samples, inventory, tools, computers, software, cell phones and other electronic devices; all customer files, account files, customer or account notes, price lists, product information, training manuals, promotional materials and handbooks; and all other documents relating to the Company’s business, products, personnel, suppliers and customers. Thereafter, any continued possession will be deemed to be unauthorized. The Executive shall not retain any copies of correspondence, memoranda, reports, notes, notebooks, drawings, photographs, or other documents in any form whatsoever (including information contained in computer memory or on any computer disk) relating in any way to the affairs of the Company and which were entrusted to the Executive or obtained or created by the Executive at any time during employment with the Company. The Executive may, however, with the Company’s approval, retain records pertaining to personal compensation, benefits and insurance provided by the Company, any claims under such benefit plans or insurance policies, and any records required for tax reporting or similar reporting obligations compelled by law.

(k)Access to the Company’s Computer and Information Systems. The Executive is only authorized to access the Company computers, information systems, databases, programs, electronic storage devices, and other electronic hardware and software (“Company Computers and Information Systems”) while in the active employment of the Company. All such authorization ends immediately upon the termination of employment. The Executive’s access to Company Computers and Information Systems is authorized for the limited purpose of pursuing activities that are beneficial to the business of the Company. The Executive will not knowingly use Company Computers and Information Systems to pursue or prepare to pursue Competing Business interests or to undertake other activities that would be harmful to the Company’s legitimate business interests. The Executive understands that unauthorized access to the Company Computers and Information Systems in violation of the foregoing restrictions is strictly prohibited by law and may result in civil or criminal penalties.
(l)Protective Covenants. The Executive recognizes that as part of his employment with the Company the Executive has or will receive and have access to one or more of the following: (a) materials and information regarding Company’s technologies, know-how, products, services and sales that are proprietary and confidential to Company, including but not limited to Confidential Information; (b) business relationships that the Company has dedicated its time and resources toward developing and maintaining, including relationships with existing and potential customers, clients, referral sources and vendors and relationships that it is paying the Executive to develop and maintain for the Company, and (c) training regarding the business methods, techniques, strategies and/or means of operation, each of which gives the Company a competitive advantage and which the Executive could use to gain unfair competitive advantage against the Company if his or her activities following employment are not restricted. Though Company has made its best efforts to create restrictions as narrow as possible, the Executive understands and agrees that one of the purposes of this Employment Agreement is to protect the benefits described above. Under any and all circumstances, the Executive’s use of Company’s Confidential Information to compete against Company is prohibited by this Employment Agreement, and the Executive agrees with that prohibition. Executive’s obligations and covenants under this Employment Agreement and pursuant to Section 6, are independent of his obligations pursuant to the Non-Compete Agreement.

7.	Intellectual Property Assignment.

(a)“Proprietary Developments” means: inventions and discoveries (whether or not patentable), designs, works of authorship, mask works, improvements, innovations, data compilations, unique business methods or processes, treatments, formulas, and computer programs and software; that are conceived or made by the Executive alone or with others while employed by the Company and that relate to the research and development or the business of the Company, or that result from work performed by the Executive for the Company, or that are developed, in whole or in part, using the Company equipment, supplies, facilities, time, trade secrets or Confidential Information.

(b)	Proprietary Developments. The Executive agrees:
(i)all Proprietary Developments are the sole property of the Company and shall not be sold, transferred, or otherwise knowingly used by Employee for his or her personal benefit;
(ii)the Executive grants and assigns to the Company the Executive’s entire right, title and interest in and to any Proprietary Developments;
(iii)all works created by the Executive during employment with the Company shall be considered “works made for hire” and shall be the property of the Company from the moment of creation forward;
(iv)	the Executive will promptly disclose all Proprietary Developments to the Company; and

(v)	from time to time as may be requested by the Company, the Executive will sign any documents, authorizations, or applications, as “inventor” or otherwise, that are needed to secure the Company’s rights as the sole owner and controller of the Proprietary Development, to obtain, record and perfect patent, copyright, moral rights, mask works and/or trade secret protection in all countries in the Company’s name and at the Company’s expense.

(c)	Notice Under California Labor Code § 2870.

Executive is notified that the foregoing assignment shall not include inventions excluded under Cal. Lab. Code § 2870 which provides: “(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) relate at the time of concept or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) result from any work performed by the employee for the employer.”

In the event that the Executive, alone or with others, incorporates into his work for the Company any inventions, copyright eligible works, trade secrets, trademarks or other items of intellectual property that the Executive owns or controls and that are not assigned to the Company via this Employment Agreement or some prior agreement, then the Executive hereby grants the Company an irrevocable, perpetual, fully paid-up, royalty-free, worldwide license to make, use, sell, reproduce, display, modify, or distribute such item and its derivatives in the Company’s products and services at Company’s discretion and without any obligation to provide attribution, royalties, or other compensation to the Executive. If the Executive claims rights to or in any invention or computer program or software created or conceived prior to employment with the Company then the Executive will initial where indicated below and attach in writing an Exhibit B describing the item (without revealing any trade secrets); and if the Executive makes no such claim then the Executive so indicates by initialing beside “None” below:

 None , or   See Exhibit B attached.

If the Executive fails to initial either option above, it shall be presumed that “None” applies. The parties agree and acknowledge that Proprietary Developments created, conceived or otherwise made by the Executive, alone or with others, for YourChoice shall not be assigned to the Company per the terms of this Section 7 so long as they do not compete with Company Business and do not violate Executive’s obligations under the Non-Compete Agreement.

8.Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Employment Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants that would affect the performance of his obligations hereunder.
9.Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section 9 and as provided elsewhere herein. For purposes of this Employment Agreement, the following definitions apply:

(a)“Affiliates” means all Persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)“Competing Business” means any business, company or entity, or division within, or subsidiary of, any business, company or entity, which is engaged in the business in which the Company is engaged or in which the Company has actively planned to engage immediately prior to the termination of the Executive’s employment with the Company.
(c)“Non-Compete Agreement” means the Non-Compete and Non- Solicitation Agreement, dated December 2020, by and between the Executive and the Company, entered into in connection with the Merger Agreement.
(d)“Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
(e)“Products” mean all products planned, researched, developed, tested,

manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its affiliates, during the Executive’s employment.

10.Withholding. All payments made by the Company under this Employment Agreement may be reduced by any tax or other amounts required or permitted to be withheld by the Company under applicable law or regulation.
11.	Section 409A of the Code.

(a)For purposes of this Employment Agreement, “Section 409A” means Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time. The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A or exempt from Section 409A.

(b)Notwithstanding anything in this Employment Agreement to the contrary, the following special rule shall apply, if and to the extent required by Section 409A, in the event that (i) the Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i); (ii) amounts or benefits under this Employment Agreement or any other program, plan or arrangement of the Company or a controlled group affiliate thereof are due or payable on account of the Executive’s “separation from service” within the meaning of Treasury Regulations Section 1.409A-1(h); and (iii) the Executive is employed by a public company or a controlled group affiliate thereof: no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to the Executive prior to the date that is six (6) months after the date of the Executive’s separation from service or, if earlier, the Executive’s date of death; following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest permissible payment date.

(c)Each payment made under this Employment Agreement (including each separate installment payment in the case of a series of installment payments) shall be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Employment Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Section 409A. For purposes of this Employment Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment”, “termination”, or words and phrases of similar import, shall be deemed to refer to the Executive’s “separation from service” as defined in Section 409A, and shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.

(d)Notwithstanding anything to the contrary in this Employment Agreement, any payment or benefit under this Employment Agreement or otherwise that is exempt from

Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in- kind benefits) shall be paid or provided to the Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which the Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which the Executive’s “separation from service” occurs. To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment or provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), and in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

12.Assignment. Neither the Company nor the Executive may make any assignment of this Employment Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other or by will or the laws of descent and distribution; provided, however, that the Company may assign its rights and obligations under this Employment Agreement, without the consent of the Executive, to the Company in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other Person or transfer all or substantially all of its properties or assets to any other Person. This Employment Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

13.Severability. If any portion or provision of this Employment Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Employment Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Employment Agreement shall be valid and enforceable to the fullest extent permitted by law. The Parties also expressly agree that to the minimal extent necessary to render the provisions of Sections 6 and 7 of this Employment Agreement enforceable, a court may reform the restrictions, including without limitation their geographic and temporal scopes, or blue-pencil, that is, strike-through, any severable provisions, sentences, terms, or other portion of this Employment Agreement.

14.Waiver; Amendment. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Employment Agreement, or the waiver by either party of any breach of this Employment Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Employment

Agreement may be amended or modified only by a written instrument signed by the Executive and an expressly authorized representative of the Company.

15.Notices. Any and all notices, requests, demands and other communications provided for by this Employment Agreement shall be in writing and shall be effective when delivered in person or three (3) days after deposited in the United States mail, postage prepaid, registered or certified, in each case addressed to the Executive at his last known address on the books of the Company or addressed to the Company at its principal place of business, attention Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

16.Entire Agreement. This Employment Agreement along with the Non-Compete Agreement, constitutes the entire agreements between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company and Executive acknowledges and agrees that any such prior communications, agreements and understandings shall be null and void and of no further effect as of the Effective Date without any liability to the Company or its Affiliates.

17.Headings; No Construction Against Drafter. The headings and captions in this Employment Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Employment Agreement. No provision of this Employment Agreement or related document will be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or drafted such provision.

18.	Counterparts.
(a)This Employment Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
(b)Executive acknowledges and agrees that (i) Executive is aware of and understands California Labor Code Section 925, (ii) Executive has in fact been individually represented by experienced and knowledgeable legal counsel in connection with the negotiation and entry into the Non-Compete Agreement and this Agreement, including regarding Section 19, and (iii) this Agreement reflects the results of negotiations between Executive and the Company. Each Party participated in the negotiation and drafting of this Agreement, assisted by legal and such other counsel as it desired, and contributed to its revisions. Any ambiguities with respect to any provision of this Agreement will be construed fairly as to all Parties and not in favor of or against any Party The terms "include" and "including" indicate examples of a predicate word or clause and not a limitation on that word or clause.

19.Governing Law. The laws of the State of Delaware will govern all questions concerning the construction, validity and interpretation of the Employment and Non-Compete

Agreements, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

20.Dispute Resolution Provision.The Parties mutually promise to arbitrate all disputes, rather than to litigate them in a court of law or before a jury, as set forth below:

(a)Claims Covered by the Dispute Resolution Provision. The Parties agree that any and all disputes arising out of or in any way relating to Executive’s employment with the Company or the terms of the Employment and Non-Compete Agreements, shall be resolved exclusively by final and binding arbitration pursuant to the Federal Arbitration Act. This Dispute Resolution Provision includes any claims that the Company may have against the Executive, or that the Executive may have against the Company or any of its officers, directors, employees, owners, agents, representatives, benefit plans, sponsors, fiduciaries, agents, parents, subsidiaries, or affiliated entities. Disputes covered by this Dispute Resolution Provision include, but are not limited to, disputes about, arising from or relating to the terms and conditions of Executive’s employment, the Employment and Non-Compete Agreements, the time, manner, means and propriety of Executive’s separation of employment, claims of retaliatory discharge, whistleblower protections, constructive discharge, disputed wages, penalties, any type of unlawful discrimination, sexual or other harassment, breach of contract or breach of the implied covenant of good faith and fair dealing, intellectual property disputes, tortious or negligent conduct of any party to this Employment Agreement, violations of public policy or any claim of a violation of a right protected by federal, state or other governmental law, statute, regulation or ordinance, or the common law. Covered claims include, but are not limited to, local, state or federal claims arising under, or similar to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Americans with Disabilities Act, and the Fair Labor Standards Act.

(b)Arbitration Procedures and Arbitrator Authority. Arbitration of all claims will be conducted in accordance with the JAMS’ Employment Arbitration Rules & Procedures (“JAMS Rules”), which can be found at: www.jamsadr.com/rules-employment-arbitration. The Parties agree that (1) a single, neutral arbitrator who is selected in accordance with JAMS’ Rules and who is experienced in employment law will hear and resolve the dispute; (2) all parties may be represented by attorneys, and (3) the arbitration shall be held in the JAMS offices located in San Francisco, California. The arbitrator will have the authority to award all damages or other relief that would otherwise be available in the jurisdiction where the Arbitration is taking place. The decision or award of the arbitrator shall be in writing, shall state the basis for the decision with sufficient specificity to allow meaningful judicial review as may be permitted by law, and shall be final and binding. The Company will pay JAMS’ administrative costs and the arbitrator’s fees associated with the arbitration. It is expressly understood, however, that the Parties are responsible for their own attorneys, expert, witness and similar fees in any case, but the arbitrator may award costs and attorney fees to the prevailing party to the extent authorized by law. Judgment upon the arbitrator’s award may be entered and enforced in any court of competent jurisdiction.

21.	Provisional Remedies; Injunctive Relief; Waiver; Attorneys’ Fees.

(a)The Executive acknowledges and agrees that if Executive breaches or threatens to breach any of the covenants set forth in Sections 6 (Confidentiality), and/or 6 (Intellectual Property Assignment) in this Employment Agreement, and/or Section 2 of the Non-Compete Agreement: (i) Neurobo may suffer irreparable harm; (ii) it would be difficult to determine damages; and (iii) money damages alone may be an inadequate remedy for the injuries suffered by Neurobo for which monetary damages would not be an adequate remedy. Accordingly, in the event of a breach or a threatened breach by the Executive of any such obligations, (x) Neurobo shall, to the fullest extent permitted by law, in addition to any and all other rights and remedies that may be available to it at law, in equity, or under this Employment Agreement and the Non- Compete Agreement, be entitled to seek specific performance and injunctive relief, seek equitable relief, including a temporary restraining order, seek an equitable accounting of all profits or benefits arising out of such breach or threatened breach and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or other security unless required by a court of competent jurisdiction); (y) the Executive shall waive and shall not assert any defense that Neurobo has an adequate remedy at law with respect to the breach or threatened breach or require that the Neurobo submit proof of the economic value of any such breach or threatened breach; and (z) nothing contained in this Employment Agreement or the Non- Compete Agreement shall limit the right of Neurobo to any other remedies that may be available at law, in equity, or under this Employment Agreement or the Non-Compete Agreement. Such provisional relief may be subject to modification, termination or continuation by the arbitrator after the arbitrator has been appointed.

(b)Neurobo’s failure to enforce any provision of either or both the Employment and Non-Compete Agreements shall not act as a waiver of that or any other provision, nor shall Neurobo’s waiver of any breach of either or both the Employment and Non-Compete Agreements act as a waiver of any other breach. Furthermore, the existence of any claim or cause of action that one party may have against the other shall not constitute a defense to the enforcement of the covenants contained in the Employment and/or Non-Compete Agreements.

(c)In any action to enforce Sections 6 (Confidentiality), and/or 7 (Intellectual Property Assignment) in this Employment Agreement, and/or the Non-Compete Agreement, the prevailing party shall be entitled to recover his/its reasonable attorneys’ fees, costs, and taxable and non-taxable expenses in connection with any such proceeding.

[SIGNATURE PAGE FOLLOWS]

Final (12.22.20)

IN WITNESS WHEREOF, the parties hereto have entered into this Employment Agreement as of the date first above written.

NEUROBO PHARMACEUTICALS, INC.

Date: December 31, 2020By:/s/ Richard J. Kang  Name: Richard J. Kang, Ph.D.

Title: CEO AKASH BAKSHI

Date: December 31, 2020/s/ Akash Bakshi

Name: Akash Bakshi

EXHIBIT A

Key Performance Indicator 2021 Fiscal Year

The compensation committee of the Board shall take into consideration the following factors as key performance indicator when determining the Annual Bonus:

To Be Determined

EXHIBIT B

Prior Inventions

[Pursuant to Regulation S-K, Item 601(a)(5), this Exhibit B setting forth the Executive’s rights to or in any invention or computer program or software created or conceived prior to employment with the Company has not been filed. The Registrant agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request; provided, however, that the Registrant may request confidential treatment of omitted items.]

EXHIBIT C

Separation Agreement

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement (the “Agreement”) is executed byandbetween  (“Employee”)andNeuroBo

Pharmaceuticals, Inc. (“Employer” or “Company”) (collectively the “parties”). In consideration for the execution of this Agreement and the performance of the terms and conditions herein, the parties agree as follows:

1.Separation. Employee’s employment with the Employer terminated effective . In connection with the termination of the employment relationship, and pursuant to the Severance Benefits described in Section 5(c) of Employee’s Employment Agreement with the Company dated December 2020 (the “Employment Agreement”), Employer will provide Employee certain severance benefits above and beyond what the Employee is owed in exchange for a release of any and all claims the Employee may have or claims to have against Employer.

2.No Admission of Liability. This Agreement, and the Employer’s offer of this Agreement, is not intended to be and shall not be construed as an admission of liability by either Employee or Employer. Similarly, the Employer and the Employee both acknowledge and agree that nothing in this Agreement is meant to suggest that the Employer has violated any law or contract or that Employee has any legitimate claim against Employer.

3.Severance. As set forth in Section 5(c) of the Employment Agreement, Employer shall pay severance as follows:

a.   applicable withholdings (“Severance Award”); and

Dollars($ ),less

b.So long as Employee is eligible to receive benefits, and applies for benefits, under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer shall pay to the group health plan provider or the COBRA provider a monthly payment equal to the monthly employer contribution that the Employer would have made to provide health insurance to the Employee if the Employee had remained employed by the Company (the “COBRA Award”) until the earliest of (i) the six (6) month anniversary of the date of termination of Employee’s employment with the Company; (ii) the date that the Employee becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (iii) the cessation of the Employee’s health continuation rights under COBRA.

Employer shall pay the Severance Award and if applicable the first installment of the COBRA Award (collectively the “Severance Payment”) within fifteen (15) business days after Employee executes the Agreement and returns the executed Agreement to

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Employer, and provided Employee does not revoke the Agreement as set forth in Section 17 below. No other severance payments of any kind of nature are contemplated or offered to Employee.

4.Tax Obligations: Employee understands and agrees that Employee is solely responsible for all of Employee’s tax obligations, including all reporting and payment obligations, that may arise as a consequence of this Agreement, and the Severance Payment, and agrees that Employee will indemnify and hold harmless Employer and any related entity or individual harmless from any penalties that may arise from his obligation to make these payments.

5.Entire Consideration: Employee agrees that the Severance Payment in this Agreement constitutes the entire consideration due to Employee, and is in full and complete satisfaction of any and all claims, demands and/or causes of action Employee has or may have against Employer. Employee acknowledges that Employee has had the opportunity to review Employee’s payroll records, or has waived the right to do so, and with the Severance Payment acknowledges all wages, benefits and compensation owed to Employee, including any wages, benefits and compensation in dispute, has been paid in full.

6.Release. Employee releases and forever discharges Employer and its present and former partners, owners, boards, directors, officers, trustees, shareholders, employees, agents, attorneys, representatives, successors and assigns, and present and former parent, subsidiary, affiliated and related entities (collectively referred to as the “Released Parties”), and each of them, of and from any and all liabilities, claims, debts, demands, actions, causes of action, charges, complaints, obligations, costs, expenses, attorneys' fees, damages, injuries, losses, agreements, interest, promises, judgments, accounts and other legal responsibilities arising in law, equity or otherwise, of any and every kind, nature and character whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee and/or each of Employee’s successors or agents now own or hold, or have at any time heretofore owned or held, or may at any time own or hold by reason of any matter or thing arising from any cause whatsoever prior to the date of execution of this Agreement, including without limitation from all claims in any way related to Employee’s employment with and/or separation of employment from the Released Parties. Included within this release, without limiting its scope, are claims arising out of Employee’s employment or the termination of Employee’s employment based on Title VII of the Civil Rights Acts of 1964 as amended, the Civil Rights Act of 1870, the Americans with Disabilities Act of 1990 as amended, the Age Discrimination in Employment Act, as amended, the Older Workers Benefit Protection Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Immigration Reform Control Act, the Immigration and Nationality Act, the U.S. Patriot

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Act, the Sarbanes-Oxley Act of 2002, the Fair Credit Reporting Act, the Small Necessities Leave Act, the Occupational Safety and Health Act, the Worker Adjustment and Retraining Notification Act, the California Labor Code, any applicable Industrial Wage Orders, The California Private Attorney General Act, the California Government Code, the California Fair Employment and Housing Act, the California Unfair Business Practice Act, the California Family Rights Act, as amended, the California Civil Code, the Fair Labor Standards Enforcement Act, the U.S. Patriot Act, the Sarbanes-Oxley Act of 2002, and any other federal, state or local civil rights, disability, discrimination, retaliation, employment, wage and hour, or labor law, or any theory of contract, criminal, arbitral or tort law. Notwithstanding the foregoing, Employee does not waive or release any claim which cannot be waived or released by private agreement.

Nothing in this Agreement shall be construed as prohibiting Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission (“EEOC”) or the National Labor Relations Board (“NLRB”), or as prohibiting Employee from participating in any investigation or proceeding conducted by the EEOC or NLRB. Employee agrees, however, that by signing this Agreement, Employee waives all rights to individual relief based on claims asserted in any EEOC or NLRB proceeding.

Notwithstanding anything to the contrary contained herein, this release does not include and will not preclude: (a) any claims for unemployment or workers compensation benefits which cannot be released by private agreement; (b) any vested interests in retirement plans, employee benefit plans, stock option or similar plans; or

(c) any claim for indemnification, contribution, defense or coverage, from or through the Company or its insurers, under the Company’s (or it’s affiliates’) charter or By-laws, under applicable law, or under the Company’s (or its affiliates’) insurance policies (such coverage to be maintained until the expiration of all applicable statutes of limitation), with respect to prior actions or inactions relating in any way to your duties as an employee or officer of the Company.

7.Settlement. This is a compromise settlement of a disputed claim. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, or shall be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

8.No Further Claims. Employee shall not file any charges against the Released Parties based on events occurring prior to the date of execution of this Agreement with any state or federal administrative agency, and shall immediately dismiss any such existing claims, if any. Employee shall not institute a lawsuit in any state or federal court, based upon, arising out of, or relating to any claim, demand, or cause of action released herein. Employee shall not participate, assist, or cooperate in

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any claim, charge, suit, complaint, action or proceeding against the Released Parties, unless and to the extent required or compelled by law. Employee shall not encourage and/or solicit any third party to file any claim, charge, suit, complaint, action or proceeding against the Released Parties.

9.Return Of Property. Employee shall immediately return to Employer all Employer property in Employee's possession, custody, or control, including but not limited to keys, key cards, computer equipment, computer disks or files, business information and records, and any other such property.

10.No Further Payments. Employer has already provided Employee with payment for any and all wages, compensation, vacation, sick leave, overtime, commissions, options, bonuses, profit sharing, benefits, insurance, or any other form of payment from the Released Parties, except for the severance payment set forth in Paragraph 2 of this Agreement.

11.Confidentiality. Employee shall not disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this Agreement, or the existence of the Agreement itself, unless and to the extent required or compelled by law. This provision constitutes a material term of this Agreement. Employee shall keep the fact, amount and terms of this Agreement completely confidential and shall not hereafter disclose any information concerning this Agreement to any person or entity, provided that: (i) Employee may make such disclosures as are required by law, or as are necessary for legitimate enforcement or compliance purposes; and (ii) Employee may disclose the fact, amount and terms of this Agreement to her attorneys and tax advisors, but only as necessary for legitimate legal or financial reasons.

12.Non-Disparagement. Employee agrees not to make any written or oral statement about Employer (including but not limited to its owners, officers, directors, managers, employees and agents, and its services) which Employee knows or reasonably should know to be untrue and agrees not to make any negative or disparaging statement about Employer (including but not limited to its owners, officers, directors, employees and agents, and its services) with the intent to cause any form of injury or harm.

13.Section 1542. Employee expressly waives any and all rights which Employee may have under Section 1542 of the Civil Code of the State of California which are as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

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14.Participation in Litigation. Employee agrees that Employee will not commence, join in, or in any manner seek relief through any suit arising out of, based upon, or relating to the subject matter of this release. Employee also agrees not to aid, abet, assist, or counsel any others in their contemplated or actual actions against Employer or any Released Parties, unless required to testify by a valid subpoena. Employee agrees that, except as may be compelled by legal process, Employee will not raise or in any way pursue any claims released in this Agreement, in any forum of any kind, including, without limitation, the federal, state or local courts, or federal, state or local agencies or offices of any kind, whether they be administrative, regulatory, judicial, quasi-judicial, or otherwise, but if Employee does file an administrative claim with any federal state or governmental agency, Employee, by this Agreement, waives any claim for monetary damages. Employee understands that both direct and indirect breaches of this Agreement are prohibited. Furthermore, upon reasonable notice, Employee agrees to cooperate with the Company and/or any of the Released Parties and its or their legal counsel in connection with any current or future investigation or litigation relating to any matter with which Employee was involved or of which Employee has knowledge.

15.Post-Employment Obligations: Nothing in this Agreement amends, modifies, or changes any of Employee’s post-employment obligations to Employer, including but not limited to, obligations set forth in the Employment Agreement and the Non-Compete and Non-Solicitation Agreement, entered into in December of 2020.

16.Miscellaneous. Employee has full authority to enter into this Agreement and to be bound by it. Employee is voluntarily entering into this Agreement free of any duress or coercion. Employee has had the opportunity to consult legal counsel of Employee's own choosing with respect to the execution and legal effect of this Agreement. This Agreement contains all terms and conditions pertaining to the compromise and settlement of the potential, and no promise or representation not contained in this Agreement has been made to Employee by the Released Parties. This Agreement supersedes all previous written or oral agreements between Employee and the Released Parties. This Agreement cannot be modified in any respect except in a written instrument signed by both Employee and Employer. In the event that any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any party based on the attribution of drafting to any party. This Agreement may be executed by the parties in any number of counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.

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follows:

17.Voluntary Agreement.Employee understands and agrees as

a.Employee has had the opportunity to review and to consider this Agreement for 21 days before executing it.

b.Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.

c.Employee is, through this Agreement, releasing Employer from any and all claims Employee may have against it arising before the execution of this Agreement.

d.Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

e.Employee knowingly and voluntarily intends to be legally bound by this Agreement.

f.Employee was advised and hereby is advised in writing to consider the terms of this Agreement and consult with an attorney of Employee’s choice prior to signing this Agreement.

g.Employee understands and agrees that by signing this Agreement Employee is not waiving any claim under the Age Discrimination And Employment Act that arises after Employee signs this Agreement.

h.Employee understands that nothing in this Agreement shall be construed to prohibit Employee from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

i.Employee understands that Employee has seven days after Employee signs the Agreement to revoke it. In order to be effective the revocation must be in writing, signed, dated and delivered via registered mail, return receipt requested, to the Company’s CEO at the Company’s business headquarters, no later than seven (7) days from the date on which Employee signed and dated this Agreement.

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EMPLOYEE ACKNOWLEDGES AND AGREES EMPLOYEE HAS BEEN ADVISED THAT THIS AGREEMENT IS A BINDING AND LEGAL DOCUMENT. EMPLOYEE FURTHER AGREES THAT IN EXECUTING THIS AGREEMENT EMPLOYEE HAS ACTED VOLUNTARILY AND HAS NOT RELIED UPON ANY REPRESENTATION MADE BY EMPLOYER OR ANY OF ITS EMPLOYEES OR REPRESENTATIVES REGARDING THIS AGREEMENT’S SUBJECT MATTER AND/OR EFFECT. EMPLOYEE HAS READ AND FULLY UNDERSTANDS THIS AGREEMENT AND VOLUNTARILY AGREES TO ITS TERMS.

AGREED AND UNDERSTOOD:

DATED:  , 20

[EMPLOYEE'S NAME]

NeuroBo Pharmaceuticals, Inc.

DATED:  , 20

By:  Its:

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